Exhibit 99.1

For more information:

Mike Campbell, 816-842-8181

investorrelations@inergyservices.com

FOR IMMEDIATE RELEASE

Inergy Closes Contribution of Retail Propane Operations

to Suburban Propane

Kansas City, MO (August 2, 2012) – Inergy, L.P. (NYSE:NRGY) (NRGY) announced it has closed the previously announced agreement to contribute its retail propane operations to Suburban Propane Partners, L.P. (NYSE:SPH) (SPH) in exchange for consideration of approximately $1.8 billion.

Under the terms of the agreement, NRGY received approximately 14.2 million SPH common units; and SPH exchanged approximately $1.187 billion of NRGY’s outstanding senior notes for $1.0 billion of new SPH senior notes and cash paid to note holders tendering in the exchange. The approximate $13.0 million of NRGY senior notes not exchanged for SPH notes and cash will remain on NRGY’s balance sheet.

NRGY has agreed to distribute approximately 14.1 million of the SPH common units it received to NRGY unitholders of record on a pro rata basis at a future record date to be determined by the board of directors of NRGY’s managing general partner, which management expects to occur within the next 30-45 days. The distribution of the 14.1 million SPH common units would represent a distribution ratio of approximately 0.1067 SPH units for each NRGY limited partner unit currently outstanding.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law such as the expectation regarding the timing of the distribution and the distribution ratio. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions;

the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan, including the placement of our expansion projects in-service in a timely manner; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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